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PRESS RELEASE

Contact:     Keith B. Hall or Tim Maness
             704-372-4281 or 800-274-9287
             keith.hall@bsis.com or tim.maness@bsis.com

           BROADWAY & SEYMOUR COMPLETES SALE OF CUSTOMER RELATIONSHIP
                               MANAGEMENT BUSINESS

      Charlotte, N.C., May 20, 1999: Broadway & Seymour, Inc. (NASDAQ: BSIS) (the "Company") announced that it had consummated the previously announced sale of the assets of its Charlotte-based customer relationship management ("CRM") business to Science Applications International Corporation ("SAIC"). Under the terms of the asset purchase agreement, SAIC purchased substantially all of the assets of the Company's CRM business, including its TouchPoint(TM), CRISP(TM) and BANCStar(R) software solutions, and assumed certain liabilities.

      The purchase price for the assets is approximately $11.1 million, plus the net asset value (as defined) of the CRM business on the closing date, subject to certain post-closing adjustments. At closing, the Company received an initial payment of approximately $14.3 million in cash. Under the terms of the agreement, final settlement of the purchase price, subject to certain post-closing adjustments, will occur within four months of the closing date.

      The Company now consists of its Los Angeles-based Elite Information Systems, Inc. business, which will assume remaining corporate headquarters functions. Additionally, upon approval by its shareholders at its upcoming Annual Stockholders' Meeting, the Company will change its name to Elite Information Group, Inc. and continue trading on NASDAQ under the new trading symbol ELTE.

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      Broadway & Seymour, Inc. (NASDAQ: BSIS) is a Los Angeles-based software product and services company providing integrated solutions to the legal, professional and related time-intensive markets. Elite Information Systems, Inc., a wholly owned subsidiary, provides a comprehensive suite of financial and practice management applications for law firms and other professional services organizations of all sizes. Broadway & Seymour's website address is www.elite.com. Upon approval by its shareholders at its upcoming Annual Stockholders' Meeting, the Company will change its name to Elite Information Group, Inc., trading on NASDAQ under the new trading symbol, ELTE.

      Note: This press release may contain certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenue that may be recognized by the Company, continuation of current expense trends, absence of unforeseen changes in the Company's markets, continued acceptance of the Company's services and products and general changes in the economy. These factors of risk are also detailed from time to time in the Company's SEC report, including the Report on Form 10-K for the year ended December 31, 1998, and the annual report to shareholders. Actual results may vary materially.